Exhibit 10.1

April 9, 2024

Mr. Nick L. Stanage

c/o Hexcel Corporation

Two Stamford Plaza

281 Tresser Boulevard, 16th Floor

Stamford, Connecticut 06901

Re: Executive Chairman Transition

Dear Nick:

On behalf of Hexcel Corporation (the “Company”) and its Board of Directors (the “Board”), I want to thank you for your many years of service to the Company, during which you have demonstrated remarkable leadership and have made immeasurable contributions to the Company. We appreciate your willingness to provide continued support and expertise to the Company as Executive Chairman of the Board (“Executive Chairman”).

This letter agreement (this “Letter Agreement”) sets forth the terms of your employment as Executive Chairman, effective as of May 1, 2024 (the “Effective Date”). Reference is made to (a) the Company’s Executive Severance Policy, dated August 1, 2013 (the “Executive Severance Policy”); (b) the Offer Letter between you and the Company, dated July 22, 2013, as amended June 1, 2018 (the “Offer Letter”); and (c) the Supplemental Executive Retirement Agreement between you and the Company, dated October 28, 2009, as amended December 31, 2020 and July 26, 2021 (the “Supplemental Executive Retirement Agreement”). Terms that are capitalized but not defined herein shall have the meanings set forth in the Executive Severance Policy.

1.
Position and Duties. On the Effective Date, you will assume the position of Executive Chairman, reporting to the Board, and your service as President and Chief Executive Officer will cease. In the position of Executive Chairman, you will have such duties and responsibilities as may be reasonably and lawfully requested by the Board from time to time.
2.
Employment Period; Termination. The term of your employment as Executive Chairman under this Letter Agreement will commence on the Effective Date and will continue until December 31, 2024 (the “Expiration Date”) or an earlier date of termination (such period, the “Employment Period”). The termination of your employment upon the Expiration Date, or upon an earlier termination by the Company without Cause or voluntarily by you, will be treated as your retirement (as defined in applicable agreements) for all purposes, including for purposes of the treatment of your outstanding Company equity awards and the Supplemental Executive Retirement Agreement. Notwithstanding the foregoing, if your employment is terminated by the Company without Cause or by you for Good Reason, in each case prior to the Expiration Date and following a Change in Control, you will be eligible to receive severance payments and benefits in accordance with the terms of the Executive Severance Policy (except that the annual base salary used in calculating such payments and benefits will be based on the rate in effect on the date hereof). Except as expressly provided herein, the Executive Severance Policy will continue to apply to you during the Employment Period.
3.
Base Salary. During the Employment Period, your base salary will be $500,000 on an annualized basis. The Company will pay your base salary in accordance with its normal payroll practices and procedures as in effect from time to time.
4.
2024 Annual Bonus. During the Employment Period, you will be eligible for an annual bonus in respect of 2024 with a target opportunity equal to 110% of the base salary earned by you in respect of 2024. For the avoidance of doubt, the base salary earned by you in respect of 2024 shall be (a) at the rate in effect on the date hereof in respect of the period from January 1, 2024 through the date immediately preceding the Effective Date and (b) at an annualized rate of $500,000 in respect of the period from the Effective Date through December 31, 2024. The actual amount of the annual bonus payable in respect of 2024 will be determined in accordance with the Management Incentive Compensation Plan based on actual performance for the full year and paid at the time such bonus is paid to executives of the Company generally.
5.
Equity Awards. You will not be eligible to be granted equity awards during the Employment Period. Equity awards held by you and outstanding at the time your employment with the Company terminates will be treated in accordance with their terms.
6.
Employee Benefits; Expense Reimbursement. During the Employment Period, you will be entitled to participate in the Company’s employee benefit plans and to receive expense reimbursement on the same basis that applies to you as of the date hereof.
7.
Resignation from Other Positions. Upon the termination of your employment for any reason, you will be deemed to have resigned, without any further action by you, from any and all officer and director positions that you, immediately prior to such termination, (i) held with the Company or any of its affiliates (including as a member of the Board) or (ii) held with any other entities at the direction of, or as a result of your affiliation with, the Company or any of its affiliates. If for any reason the foregoing is deemed to be insufficient to effectuate such resignations, then you will, upon the Company’s request, execute any documents or instruments that the Company may deem necessary or desirable to effectuate such resignations.
8.
Continuing Obligations. Except as expressly provided herein, this Letter Agreement will not limit your obligations to the Company under clauses (H) through (J) of the Offer Letter, which are incorporated herein by reference and shall apply as if fully set forth herein mutatis mutandis.
9.
Entire Agreement. This Letter Agreement, together with the Executive Severance Policy, the Offer Letter, the Supplemental Executive Retirement Agreement and award agreements governing your outstanding Company equity awards, contains the entire agreement between you and the Company with respect to the subject matter hereof, and supersedes any and all prior understandings or agreements, whether written or oral, with respect to such subject matter. This Letter Agreement shall be governed by the laws of the State of Connecticut, without reference to the choice of law rules that would cause the application of the law of any other jurisdiction.

[Signature Page Follows]

To confirm the foregoing terms are acceptable to you, please execute and return the copy of this Letter Agreement, which is enclosed for your convenience.

Very truly yours,

Hexcel Corporation

By: /s/ Gina Fitzsimons
Name: Gina Fitzsimons
Title: Executive Vice President and
Chief Human Resources Officer

Acknowledged and agreed:

/s/ Nick L. Stanage

Nick L. Stanage